Walgreen Co.
Webcast - Second Quarter Ending Feb. 28, 2006

March 27, 2006
Hello, and thanks for tuning in to Walgreens audio webcast for the second quarter of fiscal year 2006. I’m Rick Hans, Walgreens Director of Finance, and I invite you to use this information in conjunction with the press release and other financial information posted on our Web site.

Safe Harbor Language
Before we begin, I’d like to go over the safe harbor language. Certain statements and projections of future results made in this presentation constitute forward-looking information that is based on current market, competitive and regulatory expectations that involve risk and uncertainty. Please see our Form 10-K for the fiscal year ended August 31, 2005, for a discussion of factors as they relate to forward-looking statements.

[Preliminary and unaudited]
Sales and Earnings
Today we announced second quarter earnings were up 6.6 percent to $523.5 million, or 51 cents per share (diluted). That came on a sales increase of 10.7 percent to $12.2 billion. This quarter’s earnings were reduced by $27.4 million pre-tax for employee stock option program expenses, versus a $36.2 million pre-tax reduction in the first quarter. Last year, these options weren’t expensed. I should also note that last year’s quarter includes a pre-tax gain from litigation settlements of $4.7 million.

For the first six months of fiscal 2006, sales increased 10.5 percent to $23.1 billion. Net earnings rose 6.1 percent to $869.1 million or 85 cents per share, diluted. This year’s first half earnings were reduced by $63.6 million pre-tax for employee stock option program expenses. Also, last year’s first half includes a pre-tax gain of $19.7 million from litigation settlements.

In this year’s second quarter our LIFO index remained the same as the previous quarter, so we recorded a LIFO provision of $23.8 million versus a LIFO provision of $27.1 million a year ago.

Strong Christmas and Valentine’s Day seasons led good front-end sales in the quarter. We gained market share in 57 of our top 60 core product categories versus our drugstore, grocery and mass merchant competitors compared to a year ago.

But pharmacy sales increases faced a strong headwind from a flu season that didn’t generate as many doctor visits as a year ago and, as a result, fewer prescriptions. Pharmacy accounted for 61.5 percent of our second-quarter sales, a slightly lower percent than the first quarter because this quarter includes the busy holiday shopping season.

This year’s store growth remains ahead of last year’s pace, as we plan for 475 new drugstores to open during fiscal 2006. We opened or acquired 222 new stores in the first half of this fiscal year, compared to 180 in the year-ago period. That brought our store count to 5,156 as of Feb. 28, a net increase of 387 from a year ago. We remain on track to operate more than 7,000 stores in 2010.

Comparable Sales
Taking a closer look at sales, total comparable store sales - for stores open more than a year - were up 6.5 percent in the quarter, while front-end comparable store sales rose 5.0 percent.

Pharmacy sales climbed 11.1 percent overall and 7.4 percent on a comparable store basis in the quarter. The number of prescriptions filled in comparable stores rose 3.5 percent.

As I noted earlier, prescription gains were held back this quarter by a mild flu compared to last year. Other factors working against our prescription numbers were concerns over medication side effects prompted by Vioxx and other drugs, and Medicaid issues in Tennessee and Puerto Rico that led to fewer patients from those plans coming into our stores.

Gross Profit Margins and SO&A
Gross profit margins slipped 5 basis points versus the year-ago quarter to 28.44 as a percent to sales. You may recall that in last year’s quarter we posted a strong, 83 basis point increase in gross profit margins, making for a difficult comparison this year. In addition, the decrease resulted from our prescription mail service and the new Medicare drug benefit making up larger parts of our sales. Both of those business opportunities have lower gross profit margins. Still, some of the gross profit margin decline was offset by more use of higher margin generic drugs.

Meanwhile, selling, occupancy and administration expenses increased 26 basis points to 21.69 as a percent to sales. Among the factors in this increase were:
•	Our expensing of employee stock options;
•	Higher store expenses and salaries due in part to the start of the Medicare prescription plan;
•	Growth in lower-priced generic drugs introduced in the last 12 months that slowed our sales gain by 1.7 percentage points in the quarter;
•	And 42 more stores that we opened in this year’s first half compared to the same period a year ago.

On the flip side, helping our SO&A levels were lower costs associated with our conversion from analog to digital store photo labs.

Tax Rate
The effective tax rate for the second quarter this year was 37.0 percent, compared to 37.25 percent in last year’s second quarter. The effective tax rate for the first half of this year also was 37.0 percent, compared to 36.64 percent in the year ago period.

[Preliminary and unaudited]
From the Balance Sheet
The consolidated balance sheet and statements of cash flows can be found within our press release and at investor.walgreens.com, under the tab, "Financials." Cash and short-term investments decreased from $1.447 billion at the end of last year’s second quarter to $1.225 billion at the end of this year’s second quarter.

Accounts receivable increased 24.6 percent, while accounts payable increased 16.3 percent. Both were driven by growth in our pharmacy benefit management business under the new Medicare prescription plan.

LIFO inventories were $5.616 billion, an 8.8 percent increase from the year ago quarter.

Share Repurchase Plan
For the first six months of fiscal 2006, we repurchased 3.2 million shares of stock for $141.8 million under our $1 billion share repurchase plan announced in July 2004.

Wrapup
During the second quarter, we were pleased with our market share gains in the front-end of the store, even with a tough sales comparison to the year-ago period. We’re also seeing strong growth in digital photofinishing, thanks to our online photo services that allow Walgreens.com users to get digital photo prints in one-hour at virtually any of our more than 5,100 drugstores nationwide.

Despite expenses from its initial startup, Medicare’s new prescription plan will have a long-term positive impact on us as it takes cost out of the equation for many seniors when they decide where to fill their prescriptions. They’ll pay virtually the same co-pay wherever they go in their network. We’re winning - and will continue to win - many of these patients with our convenient locations, reputation and senior-friendly services like drive-thru pharmacies and large-type prescription instructions.

Looking ahead, I want to point out that Easter was on March 27 last year, but falls on April 16 this year. This will affect our comparable store sales results for March and April. To show an apples-to-apples comparison to 2005, we’ll report combined March/April results with our usual April sales announcement.

Thank you for listening. Our next earnings announcement, for the third quarter of fiscal 2006, is scheduled for June 26th. Once again, thanks for being a loyal Walgreen shareholder, and remember, "You’re Always Welcome at Walgreens!"

# # # # # # #